 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Visualant, Inc., of our report dated November 4, 2015 to the consolidated financial statements of Visualant, Inc. as of September 30, 2015 and 2014, and the related consolidated statements of operations, stockholders' deficit, and cash flows for years September 30, 2015 and 2014. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

PMB Helin Donovan, LLP

 /s/ PMB Helin Donovan, LLP

Austin, Texas
September 1, 2016